CanB Corp
A Health & Wellness Company

Stock Symbol: CANB

CANBCORP.COM (516) 595-9544

Stock Information*		Operational Overview	
Exchange / Ticker:	OTCQB: CANB	Headquarters:	Hicksville, NY
Stock Price:	$0.50	No. Employees:	20
Market Cap.	$3M	Founded:	2015
No. Shares Outstanding:	5.5M	Fiscal Year:	Dec. 31
No. of Shareholders:	4,691	2019 Dec YE Revenue:	$2.3M

CEO Marco Alfonsi
marco@canbiola.com

CFO Stan Teeple
stan@canbiola.com

Investment Highlights

CanBCorp
A Health & Wellness Company

Actual 3-year Revenue CAGR

+1,800%

CBD
Leverage
$22 Billion
Industry

- Deployment and engagement of Niche and Broader Consumer Go-to-Market Strategies for CBD Products
- Business is Vertically Integrated – Seed to Sale
- Medical Device division poised to capitalize on addressing the opioid crisis and aging population
- White-Label Business projected to grow 10-fold over 3-years
- Lifestyle Branded Business launching with iconic All-American brand.

Projected Revenue Positive YOY

Health & Wellness
Leverage
$6 Trillion
Industry

CBD Branded Marketing

Pure health PRODUCTS

CanBCorp
A Health & Wellness Company

CANBIOLA

Primary Distribution Channel:
Doctors & Medical Facilities.

Positioning:
Recommended by more doctors than any other brand.

Strategies:	Tactics:
MD & Medical Office Referral Program	Provide financial purchase incentives for MD's and Patients
Reinforce implied MD endorsement	Sold only to MD and Medical Offices
Build Industry Presence and Influence	Attend Key Trade Show and Conventions
Expand coverage in key markets	Hire Local Sales Representatives

PURE LEAF OIL

Primary Distribution Channels:
DTC | Online | Retail

Positioning:
The CBD that's right for me.

Strategies:	Tactics:
Broad Consumer Mass Marketing	Direct to Consumer via Web and Email
Word-of-Mouth and Influencer Marketing	Free & Discounted product for Referrals
Online Mass Marketing	Amazon Distribution
Key Account Marketing	Incentive Programs for Distributors and Retailers

SEVEN CHAKRAS

Primary Distribution Channel:
Spas & Salons

Positioning:
The CBD that Empowers Me

Strategies:	Tactics:
Focus on Major Hospitality Spas (Casinos | Hotels)	Leverage distributors serving the channel
Cruise Ship Spa Program	Direct Sales Team with Custom POS offering
Health Clubs & Salons	Deep Discounts to Retailers | Heavy Sampling

Pain Management & Injury Recovery Medical Equipment

DuraMed
wearable bioelectric devices

CanBCorp
A Health & Wellness Company

2020 / 21 MAJOR STRATEGIC INITATIVES

Worker's Compensation

Expansion and increased leverage against profitable and growing market.


sam

Expand Medical Device Offerings

Acquire other lines of pain management and injury recovery devices. Support quicker return to work episodes and reduce reliance on opioids.

In-House Billing

Establish internal operations to increase control and profitability of billing and collections



Pain Management & Injury Recovery

Accelerate healing, reduce pain & improve injury recovery.



Grow/ Cultivate/ Process/ Extract

CanBCorp
A Health & Wellness Company

Green Grow Farms, Inc.

- Two NY Grow/Cultivation Licenses
- Processing and Extraction Registration with New York State
- For Contract Grow- Pending Joint Venture -**1 Million Sq. Ft.** Greenhouse on Long Island, NY
- Controlled Environment for seed propagation & clones
- Farm partners on lease/profit share program for growing
- Developing auto packaging for bulk & pre-roll


THAT'S FIRE
CBD







VERTICALLY INTEGRATED